Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2007 New Hire Stock and Option Plan of Vertex Pharmaceuticals Incorporated, of our reports dated February 27, 2007, with respect to the consolidated financial statements of Vertex Pharmaceuticals Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Vertex Pharmaceuticals Incorporated’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Vertex Pharmaceuticals Incorporated filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 6, 2007